EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 33-76878, No. 33-76884, No. 33-76882, No. 333-25595, No. 333-88655, No. 333-75003, No. 333-30030, No. 333-55812, and No. 333-85526) and Forms S-3 (No 333-115767 and No. 333-131112) of BankUnited Financial Corporation of our report dated December 14, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Miami, Florida

December 14, 2006